Exhibit 99.1
American Commercial Lines Announces Second Quarter Results
JEFFERSONVILLE, Ind., July 29 /PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) today announced results for the three and six months ended June 30, 2008. Revenues for the quarter were $322.7 million, a 23.5% increase compared with $261.2 million for the second quarter of 2007. Net income from continuing operations for the quarter was $3.4 million or $0.06 per diluted share, compared to net income of $5.9 million or $0.09 per diluted share for the second quarter of 2007. Results of the quarter ended June 30, 2008 included after-tax debt retirement expenses of $1.5 million or $0.03 per diluted share on the amendment of the Company’s credit facility. Results for the quarter ended June 30, 2007 included after-tax debt retirement expenses of $1.4 million on the replacement of the Company’s previous revolving credit facility which reduced earnings per share by $0.02.
Michael P. Ryan, President and Chief Executive Officer, stated, “The second quarter presented us with the dual challenges of inclement weather and continued cost inflation.  Despite these obstacles, we were able to progress our strategy of building a better book of business and controlling our costs to improve profitability.  While we understand that the results of one quarter do not represent a trend, and we continue to face industry volatility, we are pleased to have achieved some performance highlights in the second quarter. Our manufacturing segment’s second quarter operating performance was the strongest in several years.  In Transportation, we achieved revenue growth in our liquids business for the fifth consecutive quarter.  We continue to experience steady demand and pricing strength across both liquid and dry businesses, realizing approximately 13% fuel-neutral rate increases. We are advancing our cost control efforts, with further reductions in SG&A expenses this quarter which, combined with our first quarter actions, will result in over $5.5 million of annualized savings.
In the second quarter, we also completed a modification of our credit facility which increased the allowable debt to EBITDA ratio through March 2009.  We are strategically reviewing our capital needs, and we intend to have a new facility in place before the expiration of our current credit agreement in March 2009.
Finally, we recognize the magnitude of the July 23, 2008 collision between a tow operated by DRD Towing Company, which was towing an ACL barge containing oil, and a second vessel operated by Laurin Maritime. ACL is assisting the US Coast Guard and other agencies and organizations, providing our expertise to the clean-up efforts.”
For the six months ended June 30, 2008 revenues were $593.2 million, a 21.2% increase compared with $489.5 million for the first six months of 2007. Net income from continuing operations for the six months ended June 30, 2008 was $5.7 million or $0.11 per diluted share, compared to net income of $4.8 million or $0.08 per diluted share for the first six months of 2007. Results for the six months ended June 30, 2008 included after-tax debt retirement expenses of $1.5 million or $0.03 per diluted share on the amendment of the Company’s credit facility, and an after-tax benefit of $1.3 million or $0.03 per diluted share related to the decision not to withdraw from a multi-employer pension plan for certain represented employees of the Company’s terminal operations. Results for the first six months of 2007 included after-tax debt retirement expenses of $14.9 million related to the retirement of the Company’s 9.5% senior notes and the Company’s previous revolving credit facility, which reduced earnings per share by $0.24.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations for the second quarter of 2008 were $27.3 million with an EBITDA margin of 8.5% compared to $26.9 million for the second quarter of 2007 with an EBITDA margin of 10.3%. For the six months ended June 30, 2008, EBITDA from continuing operations was $50.3 million compared to $62.3 million for the six months ended June 30, 2007. EBITDA margin was 8.5% for the six months ended June 30, 2008 and 12.7% for the six months ended June 30, 2007. The attachment to this press release reconciles net income to EBITDA.
Transportation Results
The transportation segment’s revenues were $217.2 million in the second quarter 2008, an increase of 16.8% over the second quarter of the prior year. The revenue increase was driven by 27.9% higher pricing on affreightment contracts, higher outside towing and charter/day rate revenues and higher revenue from scrapping barges, partially offset by lower ton-mile volumes. Slightly over half of the affreightment rate increases were driven by fuel escalations under the Company’s contracts, and the remainder was attributable to higher fuel-neutral pricing. On average, compared to the second quarter of 2007, the fuel-neutral rate on the dry freight business increased 12.9% and the liquid freight business increased 13.2% in 2008. Total volume measured in ton-miles declined in the second quarter of 2008 to 9.6 billion from 10.8 billion in the same period of the prior year, a decrease of 10.7%. More than one-half of the volume declines in the quarter were attributable to lower grain volumes combined with lower bulk and coal volumes, all of which were adversely affected by flooding conditions throughout much of the inland waterway system. On average, 4.1% or 117 fewer barges operated in the second quarter of this year compared to the second quarter of last year.
Year-to-date, the 16.6% revenue increase over 2007 was driven by increases in outside towing and charter/day rate revenues and increased revenue from scrapping barges, combined with a 21.9% increase on affreightment contracts, partially offset by lower ton-mile volumes. Almost 60% of the affreightment rate increases were driven by fuel escalations and the remainder was attributable to higher fuel-neutral pricing. On average, compared to the six months ended June 30, 2007, the fuel neutral rate on the dry freight business increased 8.9% and it increased 9.8% on the liquid freight business. Year-to-date total volume measured in ton-miles declined in the first six months of 2008 to 19.7 billion from 21.0 billion in the same period of the prior year, a decrease of 6.4%, much of it attributable to inclement weather conditions and severe flooding. On average, 4.9% or 142 fewer barges operated in the first six months of this year compared to the first six months of the prior year.

Operating income in the transportation segment decreased 33.2% or $3.3 million to $6.7 million in the quarter ended June 30, 2008 compared to the same period of the prior year. This decline was due primarily to unfavorable weather-related operating conditions and significant increases in fuel prices. Continuing high-water conditions resulted in more than 16,000 idle barge days in the quarter, an increase of 287% or more than 12,000 days over the prior year. The Company estimates this negatively impacted the transportation segment’s operating margin by approximately $6 million in the quarter. Fuel prices increased 72% over second quarter 2007, with an average cost of $3.44 per gallon. The Company estimates it had approximately $8.6 million in direct and indirect unrecovered fuel price increases during the quarter. These were partially offset by the higher fuel-neutral pricing and a $3.5 million increase in income from scrapping and disposal of barges.
Year-to-date operating income in the transportation segment decreased 56.4%, or $16.9 million, to $13.1 million in the six months ended June 30, 2008 compared to the same period of the prior year. This decline was also due to significant increases in fuel prices and unfavorable weather-related operating conditions. The Company estimates it had approximately $18.0 million in direct and indirect unrecovered fuel price increases. During the past six months high-water conditions caused by abnormally high precipitation levels along the inland waterway increased idle barge days 155% (more than 16,000 days) and drove additional cost inefficiencies of approximately $11 million. These were partially offset by the higher fuel-neutral pricing and a $3.1 million increase in income from scrapping and disposal of barges.
Manufacturing Results
ACL’s manufacturing business, Jeffboat, completed 112 barges during the quarter ended June 30, 2008 compared to 101 barges in the second quarter of 2007. Jeffboat sold 93 dry hopper barges in the second quarters of 2008 and 2007. Jeffboat also sold 17 liquid tank barges and two special vessels during the second quarter, an increase of nine tank barges and two special vessels over the second quarter of 2007. Two liquid barges were built during the second quarter of 2007 for internal use by ACL in 2007 and none were built in the current year.
On a year-to-date basis Jeffboat sold 201 barges, 11 more barges than in the prior year. This included three fewer dry hopper barges, 11 more liquid tank barges and three additional special vessels. The two liquid barges built for internal use in the second quarter of 2007 were the only internal builds in the six months ended June 30, 2007.
Manufacturing revenues were $95.6 million in the second quarter of 2008 compared to $75.3 million during the same period last year. This increase was driven by the additional tank barge sales. Manufacturing operating margin increased quarter-over-quarter from 5.2% to 7.0%, an increase of $2.7 million to $6.7 million, primarily driven by improved labor utilization in the shipyard and the reduction in build hours per barge. Manufacturing lost five weather-related production days during the quarter, two more than second quarter 2007.

On a year-to-date basis, manufacturing revenues were $159.7 million for the six months ended June 30, 2008 compared to $127.5 million for the six months ended June 30, 2007. This increase was also driven by the additional liquid barge sales, despite 24 production days lost year-to-date due to weather, over twice as many as the 10 days lost in the first six months of 2007. Manufacturing operating margin increased on year-to-date basis from 4.7% to 6.3% compared to the six months ended June 30, 2007, an increase of $4.1 million to $10.0 million, primarily driven by improved labor utilization in the shipyard and the reduction in build-hours per barge.
Cash Flow and Debt
During the second quarter of 2008, the Company amended its Credit Agreement to provide additional financial flexibility by, among other actions, increasing its allowable leverage ratio from 3.0 times EBITDA to 3.75 times EBITDA. The maturity of the amended agreement was shortened to March 2009; hence, the Company is already exploring alternatives for a longer term credit facility.
ACL’s liquidity under the amended Credit Agreement was $102 million on June 30, 2008 and the leverage ratio was 2.9 times EBITDA, well within the 3.75 limit.
During the second quarter, the Company had $12.9 million of capital expenditures, generated $50.9 million in cash from operations, and reduced its revolver by $27.9 million to $445 million.
For the six months ended June 30, 2008, ACL had $25.0 million of capital expenditures, used $8.5 million to complete the acquisition of Summit Contracting, and increased its revolver by $6.0 million.
Second Quarter 2008 Earnings Conference Call
The company will conduct a live webcast and conference call to review and discuss its second quarter 2008 financial results on Wednesday, July 30, 2008, at 10:00 a.m. Eastern time.
ACL’s live webcast, featuring a slide presentation, may be accessed at www.aclines.com.  The telephone numbers to access the conference call are: Domestic (800) 261-3417 and International (617) 614-3673.  The Participant Passcode is 20468436.  For those unable to participate in the live webcast or conference call, the call will be archived at www.aclines.com within three hours of the conclusion of the webcast and the call and will remain available through September 29, 2008.

American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in annual revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. generally, visit http://www.aclines.com.
Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s and its subsidiaries’ filings with the SEC, including the Form 10-K for the year ended December 31, 2007 and the Company’s Form 10-Q for the most recent quarter. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except shares and per share amounts)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues
Transportation and Services	$227,085	$185,869	$433,539	$361,998
Manufacturing	95,609	75,345	159,671	127,460

Revenues	322,694	261,214	593,210	489,458

Cost of Sales
Transportation and Services	200,698	158,462	381,736	299,066
Manufacturing	88,059	70,355	147,904	119,568

Cost of Sales	288,757	228,817	529,640	418,634

Gross Profit	33,937	32,397	63,570	70,824

Selling, General and Administrative Expenses	20,431	18,407	40,504	34,838

Operating Income	13,506	13,990	23,066	35,986

Other Expense (Income)
Interest Expense	5,988	2,818	12,720	5,999
Debt Retirement Expenses	2,379	2,189	2,379	23,938
Other, Net	(296)	(491)	(1,146)	(1,721)

Other Expenses	8,071	4,516	13,953	28,216

Income from Continuing Operations before Income Taxes	5,435	9,474	9,113	7,770

Income Taxes	2,071	3,574	3,446	2,936

Income from Continuing Operations	3,364	5,900	5,667	4,834

Discontinued Operations, Net of Tax	291	(3)	303	(49)

Net Income	$3,655	$5,897	$5,970	$4,785

Basic earnings per common share:
Income from continuing operations	$0.06	$0.10	$0.11	$0.08
Income from discontinued operations, net of tax	0.01	—	0.01	—

Basic earnings per common share	$0.07	$0.10	$0.12	$0.08

Earnings per common share — assuming dilution:
Income from continuing operations	$0.06	$0.09	$0.11	$0.08
Income from discontinued operations, net of tax	0.01	—	0.01	—

Earnings per common share — assuming dilution	$0.07	$0.09	$0.12	$0.08

Weighted Average Shares Outstanding:
Basic	50,477,384	61,349,569	50,277,909	61,349,190
Diluted	50,897,559	62,645,171	50,911,237	62,858,400

AMERICAN COMMERCIAL LINES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except shares and per share amounts)

	June 30,	December 31,
	2008	2007 (1)
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$14,010	$5,021
Accounts Receivable, Net	126,062	114,921
Inventory	87,930	70,890
Deferred Tax Asset	2,430	2,582
Assets Held for Sale	2,934	325
Prepaid and Other Current Assets	30,310	26,336

Total Current Assets	263,676	220,075
Properties, Net	510,974	511,832
Investment in Equity Investees	3,511	3,456
Other Assets	23,388	25,448

Total Assets	$801,549	$760,811

LIABILITIES
Current Liabilities
Accounts Payable	$56,692	$61,130
Accrued Payroll and Fringe Benefits	15,890	15,720
Deferred Revenue	27,018	17,824
Accrued Claims and Insurance Premiums	16,848	15,647
Accrued Interest	3,027	1,688
Short Term Debt	445,000	—
Current Portion of Long Term Debt	750	—
Customer Deposits	8,456	5,596
Other Liabilities	38,473	32,036

Total Current Liabilities	612,154	149,641
Long Term Debt	700	439,760
Pension Liability	7,430	5,252
Deferred Tax Liability	27,981	26,569
Other Long Term Liabilities	14,047	14,198

Total Liabilities	662,312	635,420

STOCKHOLDERS’ EQUITY
Common stock; authorized 250,000,000 shares at $.01 par value; 63,227,300 and 62,549,666 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	632	626
Treasury Stock; 12,597,748 and 12,407,006 shares at June 30, 2008 and December 31, 2007, respectively	(312,822)	(309,517)
Other Capital	288,699	279,266
Retained Earnings	153,879	148,426
Accumulated Other Comprehensive Income	8,849	6,590

Total Stockholders’ Equity	139,237	125,391

Total Liabilities and Stockholders’ Equity	$801,549	$760,811

(1)	The Condensed Consolidated Balance Sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date, but does not included all the information and footnotes required by generally accepted accounting principles.

AMERICAN COMMERCIAL LINES INC.
NET INCOME TO EBITDA RECONCILIATION
(Dollars in thousands)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Income from Continuing Operations	$3,364	$5,900	$5,667	$4,834
Discontinued Operations, Net of Income Taxes	291	(3)	303	(49)

Consolidated Net Income	$3,655	$5,897	$5,970	$4,785

Adjustments from Continuing Operations:
Interest Income	(12)	(103)	(62)	(127)
Interest Expense	5,988	2,818	12,720	5,999
Debt Retirement Expenses	2,379	2,189	2,379	23,938
Depreciation and Amortization	13,488	12,554	26,134	24,765
Taxes	2,071	3,574	3,446	2,936
Adjustments from Discontinued Operations:
Interest Income	(13)	(32)	(32)	(86)
Depreciation and Amortization	—	—	—	—
Taxes	158	(1)	165	(29)

EBITDA from Continuing Operations	27,278	26,932	50,284	62,345
EBITDA from Discontinued Operations	436	(36)	436	(164)

Consolidated EBITDA	$27,714	$26,896	$50,720	$62,181

EBITDA from Continuing Operations by Segment:
Transportation Net Income	$(3,448)	$1,981	$(4,458)	$(1,379)
Interest Income	(10)	(103)	(58)	(127)
Interest Expense	5,988	2,818	12,720	5,999
Debt Retirement Expenses	2,379	2,189	2,379	23,938
Depreciation and Amortization	12,232	11,922	24,139	23,553
Taxes	2,071	3,574	3,446	2,936

Transportation EBITDA	$19,212	$22,381	$38,168	$54,920

Manufacturing Net Income	$6,807	$4,821	$10,314	$7,267
Interest Income	—	—	—	—
Interest Expense	—	—	—	—
Depreciation and Amortization	694	632	1,348	1,212
Taxes	—	—	—	—

Total Manufacturing EBITDA	7,501	5,453	11,662	8,479
Intersegment Profit	(87)	(902)	(234)	(1,054)

External Manufacturing EBITDA	$7,414	$4,551	$11,428	$7,425

Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

	Reportable Segments		All Other	Intersegment
	Transportation	Manufacturing	Segments	Elimination	Total
Quarter ended June 30, 2008
Total revenue	$217,527	$96,104	$10,161	$(1,098)	$322,694
Intersegment revenues	340	495	263	(1,098)	—

Revenue from external customers	217,187	95,609	9,898	—	322,694
Operating expense
Materials, supplies and other	77,392	—	—	—	77,392
Rent	5,731	—	—	—	5,731
Labor and fringe benefits	28,988	—	—	—	28,988
Fuel	65,270	—	—	—	65,270
Depreciation and amortization	12,232	—	—	—	12,232
Taxes, other than income taxes	3,765	—	—	—	3,765
Loss (gain) on disposition of equipment	75	—	—	—	75
Cost of goods sold	—	88,059	7,245	—	95,304

Total cost of sales	193,453	88,059	7,245	—	288,757
Selling, general & administrative	17,020	872	2,539	—	20,431

Total operating expenses	210,473	88,931	9,784	—	309,188

Operating income	$6,714	$6,678	$114	$—	$13,506

Quarter ended June 30, 2007
Total revenue	$186,057	$81,218	$—	$(6,061)	$261,214
Intersegment revenues	188	5,873	—	(6,061)	—

Revenue from external customers	185,869	75,345	—	—	261,214
Operating expense
Materials, supplies and other	67,932	—	—	—	67,932
Rent	6,264	—	—	—	6,264
Labor and fringe benefits	27,819	—	—	—	27,819
Fuel	40,372	—	—	—	40,372
Depreciation and amortization	11,922	—	—	—	11,922
Taxes, other than income taxes	4,112	—	—	—	4,112
Gain on disposition of equipment	41	—	—	—	41
Cost of goods sold	—	70,355	—	—	70,355

Total cost of sales	158,462	70,355	—	—	228,817
Selling, general & administrative	17,357	1,050	—	—	18,407

Total operating expenses	175,819	71,405	—	—	247,224

Operating income	$10,050	$3,940	$—	$—	$13,990

AMERICAN COMMERCIAL LINES INC.
Statement of Operating Income by Reportable Segment
(Dollars in thousands)
(Unaudited)

Six Months ended June 30, 2008
Total revenue	$422,464	$160,657	$12,091	$(2,002)	$593,210
Intersegment revenues	456	986	560	(2,002)	—

Revenue from external customers	422,008	159,671	11,531	—	593,210
Operating expense
Materials, supplies and other	154,819	—	—	—	154,819
Rent	11,936	—	—	—	11,936
Labor and fringe benefits	56,037	—	—	—	56,037
Fuel	119,510	—	—	—	119,510
Depreciation and amortization	24,139	—	—	—	24,139
Taxes, other than income taxes	7,909	—	—	—	7,909
Gain on disposition of equipment	(284)	—	—	—	(284)
Cost of goods sold	—	147,904	7,670	—	155,574

Total cost of sales	374,066	147,904	7,670	—	529,640
Selling, general & administrative	34,840	1,760	3,904	—	40,504

Total operating expenses	408,906	149,664	11,574	—	570,144

Operating income	$13,102	$10,007	$(43)	$—	$23,066

Six Months ended June 30, 2007
Total revenue	$362,307	$133,898	$—	$(6,747)	$489,458
Intersegment revenues	309	6,438	—	(6,747)	—

Revenue from external customers	361,998	127,460	—	—	489,458
Operating expense
Materials, supplies and other	129,715	—	—	—	129,715
Rent	12,237	—	—	—	12,237
Labor and fringe benefits	52,916	—	—	—	52,916
Fuel	74,391	—	—	—	74,391
Depreciation and amortization	23,553	—	—	—	23,553
Taxes, other than income taxes	7,838	—	—	—	7,838
Loss on disposition of equipment	(1,584)	—	—	—	(1,584)
Cost of goods sold	—	119,568	—	—	119,568

Total cost of sales	299,066	119,568	—	—	418,634
Selling, general & administrative	32,891	1,947	—	—	34,838

Total operating expenses	331,957	121,515	—	—	453,472

Operating income	$30,041	$5,945	$—	$—	$35,986

AMERICAN COMMERCIAL LINES INC.
SELECTED FINANCIAL AND NONFINANCIAL DATA
(Dollars in thousands except where noted)
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Consolidated EBITDA	$27,714	$26,896	$50,720	$62,181

Transportation Revenue and EBITDA

Revenue	$217,187	$185,869	$422,008	$361,998
EBITDA	19,212	22,381	38,168	54,920

Manufacturing Revenue and EBITDA
(External and Internal)

Revenue	$96,104	$81,218	$160,657	$133,898
EBITDA	7,501	5,453	11,662	8,479

Manufacturing External Revenue and EBITDA
Revenue	$95,609	$75,345	$159,671	$127,460
EBITDA	7,414	4,551	11,428	7,425

Average Domestic Barges Operated
Dry	2,359	2,485	2,389	2,543
Liquid	384	375	386	374

Total	2,743	2,860	2,775	2,917

Fuel Price (Average Dollars per gallon)	$3.44	$2.01	$3.12	$1.89

Capital Expenditures (including software)	$13,455	$25,243	$26,049	$32,819
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides us with an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (“GAAP”). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies.
However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance.

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Quarter Ended June 30, 2008 as compared with Quarter Ended June 30, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Quarter Ended June 30,			2nd Quarter
	2008	2007	Variance	2008	2007
REVENUE
Transportation and Services	$227,085	$185,869	$41,216	70.4%	71.2%
Manufacturing (external and internal)	96,104	81,218	14,886	29.8%	31.1%
Intersegment manufacturing elimination	(495)	(5,873)	5,378	(0.2%)	(2.3%)

Consolidated Revenue	322,694	261,214	61,480	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	220,257	175,819	44,438
Manufacturing (external and internal)	89,339	76,376	12,963
Intersegment manufacturing elimination	(408)	(4,971)	4,563

Consolidated Operating Expense	309,188	247,224	61,964	95.8%	94.6%

OPERATING INCOME
Transportation and Services	6,828	10,050	(3,222)
Manufacturing (external and internal)	6,765	4,842	1,923
Intersegment manufacturing elimination	(87)	(902)	815

Consolidated Operating Income	13,506	13,990	(484)	4.2%	5.4%

Interest Expense	5,988	2,818	3,170
Debt Retirement Expenses	2,379	2,189	190
Other Expense (Income)	(296)	(491)	195

Income Before Income Taxes	5,435	9,474	(4,039)

Income Taxes	2,071	3,574	(1,503)
Discontinued Operations	291	(3)	294

Net Income	$3,655	$5,897	$(2,242)

Domestic Barges Operated (average of period beginning and end)	2,743	2,860	(117)

Revenue per Barge Operated (Actual)	$79,179	$64,989	$14,190

AMERICAN COMMERCIAL LINES INC. OPERATING RESULTS by BUSINESS SEGMENT
Six Months Ended June 30, 2008 as compared with Six Months Ended June 30, 2007
(Dollars in thousands except where noted)
(Unaudited)

				% of Consolidated
				Revenue
	Six Months Ended June 30,			Six Months
	2008	2007	Variance	2008	2007
REVENUE
Transportation and Services	$433,539	$361,998	$71,541	73.1%	74.0%
Manufacturing (external and internal)	160,657	133,898	26,759	27.1%	27.3%
Intersegment manufacturing elimination	(986)	(6,438)	5,452	(0.2%)	(1.3%)

Consolidated Revenue	593,210	489,458	103,752	100.0%	100.0%

OPERATING EXPENSE
Transportation and Services	420,480	331,957	88,523
Manufacturing (external and internal)	150,416	126,899	23,517
Intersegment manufacturing elimination	(752)	(5,384)	4,632

Consolidated Operating Expense	570,144	453,472	116,672	96.1%	92.6%

OPERATING INCOME
Transportation and Services	13,059	30,041	(16,982)
Manufacturing (external and internal)	10,241	6,999	3,242
Intersegment manufacturing elimination	(234)	(1,054)	820

Consolidated Operating Income	23,066	35,986	(12,920)	3.9%	7.4%

Interest Expense	12,720	5,999	6,721
Debt Retirement Expenses	2,379	23,938	(21,559)
Other Expense (Income)	(1,146)	(1,721)	575

Income before Income Taxes	9,113	7,770	1,343

Income Taxes	3,446	2,936	510
Discontinued Operations	303	(49)	352

Net Income	$5,970	$4,785	$1,185

Domestic Barges Operated (average of period beginning and end)	2,775	2,917	(142)

Revenue per Barge Operated (Actual)	$152,075	$124,099	$27,976